Exhibit 4.7

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The following is a description of the capital stock of Boston Omaha Corporation (“Boston Omaha,” the “Company,” “we,” “us,” and “our”) and certain provisions of our second amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”), our bylaws (the “Bylaws”) and the General Corporation Law of the State of Delaware (the “DGCL”). This description is summarized from, and qualified in its entirety by reference to, our Certificate of Incorporation and Bylaws, and the applicable provisions of the DGCL. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC), of which this Exhibit 4.7 is a part.

Authorized and Outstanding Stock

Our Certificate of Incorporation authorizes the issuance of 41,000,000 shares of the Company, consisting of: (i) forty million (40,000,000) shares of Common Stock, $0.001 par value per share (“Common Stock”), of which (a) thirty eight million eight hundred thirty eight thousand eight hundred and eighty four (38,838,884) are designated “Class A Common Stock” (“Class A Common Stock”) and (b) one million one hundred sixty-one thousand one hundred and sixteen (1,161,116) shares are designated “Class B Common Stock” (“Class B Common Stock”) and (ii) one million (1,000,000) shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”). As of March 27, 2025, there were approximately 30,872,876 shares of Class A Common Stock, 580,558 shares of Class B Common Stock and no shares of Preferred Stock outstanding. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

Voting Power

Pursuant to the Certificate of Incorporation, holders of Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to the stockholders for their vote or approval, except as required by applicable law. Holders of Class A Common Stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval. Holders of Class B common stock are entitled to ten votes per share on all matters submitted to the stockholders for their approval. Certain matters enumerated in the Certificate of Incorporation require the approval of each of the two directors elected by the holders of the Class B common Stock.

Board of Directors

The size of the Company’s Board of Directors (the “Board”) shall be no fewer than one (1) and no greater than seven (7) directors. The holders of record of the shares of Class B Common Stock, exclusively and as a separate class, are entitled to elect a single director of the Company (the “Class B Director”). The Class B Director may be removed without cause by, and only by, the affirmative vote of the holders of eighty percent (80%) of the shares of Class B Common Stock, exclusively and as a separate class, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders. Any directorship not so filled shall remain vacant until such time as the holders of the Class B Common Stock elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Company other than by the holders of shares of Class B Common Stock. The holders of record of the shares of Class A Common Stock and of any other class or series of voting stock (including the Class B Common Stock and the Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Company.

Dividends

The holders of Common Stock are entitled to receive cash dividends, as and if declared by the Board out of legally available funds. With respect to stock dividends, holders of Class A Common Stock must receive Class A Common Stock and holders of Class B Common Stock shall be entitled to receive a stock dividend equal to the amount of shares of Class A Common Stock that the holder of such share would be entitled to receive if it had been converted into a share of Class A Common Stock and been outstanding on the record date for such dividend or distribution.

Liquidation or Dissolution

Upon the Company’s liquidation or dissolution, the holders of all classes of Common Stock are entitled to their respective par value, and the holders of Common Stock will then be entitled to share ratably in those of the Company’s assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Conversion, Transferability and Exchange

Each share of Class B Common Stock is convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into one (1) share of Class A Common Stock. Transfers of Class B Common Stock may automatically convert into Class A Common Stock unless such transfer is made to an affiliate of the holder of Class B Common Stock or is purchased by another holder of Class B Common Stock.

Other Provisions

None of the Class A Common Stock or Class B Common Stock has any pre-emptive or other subscription rights.

Preferred Stock

The Certificate of Incorporation authorizes the Company to issue up to 1,000,000 shares of preferred stock. The Board is authorized, subject to limitations prescribed by Delaware law and the Certificate of Incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers (including the voting power), designations, preferences and rights of the shares. The Board is also authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control of the Company and may adversely affect the voting and other rights of the holders of Class A Common Stock and Class B Common Stock, which could have a negative impact on the market price of the Class A Common Stock.

Certain Anti-Takeover Provisions of the Certificate of Incorporation and Bylaws

The provisions of the Certificate of Incorporation, Bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer, or prevent a tender offer or takeover attempt that stockholders might consider in their best interests, including an attempt that might result in our stockholders’ receipt of a premium over the market price for their shares of Class A Common Stock.

The Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board and that may have the effect of delaying, deferring, or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board.

These provisions include:

Action by Written Consent; Special Meetings of Stockholders. The Bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Certificate of Incorporation and Bylaws also provide that, subject to any special rights of the holders of any series of preferred stock, and except as otherwise required by applicable law), special meetings of the stockholders can only be called by the Board, the chairman of the Board, or, the Magnolia/Boulderado Control Group (provided that the Magnolia/Boulderado Control Group own at least 35% of the votes that are entitled to be cast by the holders of Class A Common Stock and Class B Common Stock). voting together as a single class. Except as described above, stockholders are not permitted to call a special meeting or to require the Board to call a special meeting.

Amendment of Certificate of Incorporation and Other Actions. At any time when shares of Class B Common Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, amend, alter or otherwise change the rights, preferences or privileges of the Class B Common Stock under the Certificate of Incorporation, or amend, alter or repeal any provision of Section 3.3 of the Certificate of Incorporation (describing matters which require the approval of the director elected solely by the holders of Class B Common Stock) without the approval of the director elected by the holders of Class B Common Stock, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

Advance Notice Procedures. The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of the Company’s stockholders, and for stockholder nominations of persons for election to the Board to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given the Company’s secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the Bylaws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Authorized but Unissued Shares. The Company’s authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval, subject to rules of the securities exchange on which the Class A Common Stock is listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of the Company’s common stock by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations with Interested Stockholders. The Certificate of Incorporation provide that the Company is not subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, the Company is not subject to any anti-takeover effects of Section 203.

Transfer Agent, Warrant Agent and Registrar

The transfer agent and registrar for our Common Stock is: Issuer Direct, One Glenwood Avenue, Suite 1001, Raleigh, North Carolina 27603.

Listing of Securities

Our Class A Common Stock is listed on the NYSE under the symbol “BOC”.